Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A (Form Type)

Yield10 Bioscience, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction (1)	Fee Rate	Amount of Filing Fee (2)
Fees to Be Paid	$5,000,000.00	0.0001531	$765.50
Fees Previously Paid	—		—
Total Transaction Valuation	$5,000,000.00		$765.50
Total Fees Due for Filing			$765.50
Total Fees Previously Paid			$—
Total Fee Offsets			—
Net Fee Due			$765.50

(1)            Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
The proposed maximum aggregate value of the transaction for the purposes of calculating the filing fee is $5,000,000, which is the aggregate cash consideration to be received by Yield10 Bioscience, Inc. (the “Company”) as a result of the Asset Sale (as defined in the attached proxy statement) pursuant to that certain Asset Purchase Agreement, dated October 1, 2024, by and among the Company, Yield10 Oilseeds Inc. and Nuseed Nutritional Us Inc. (the “Transaction Value”).
(2) The filing fee was calculated based upon the product of (A) the Transaction Value and (B) 0.00014760, the rate applicable under Section 14(g) of the Exchange Act